Exhibit 2


                      AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of this 29th day of January, 1998, pursuant to Section 252 of the Delaware General Corporation Law and
Section 16-10a-1107 of the Utah Revised Business Corporation Act, between Union Pacific Railroad Company, a Utah corporation ("UPRR"), and Southern Pacific Transportation Company, a Delaware corporation ("SPT").

    WITNESSETH that:

    WHEREAS, each of the constituent corporations deems it advisable and in its best interest to merge into a single corporation (the "Merger"); and

    WHEREAS, each of the constituent corporations desires to adopt this Agreement and Plan of Merger and to consummate the Merger in accordance with the terms hereof;

    NOW, THEREFORE, the corporations, parties to this Agreement and Plan of Merger, in consideration of the mutual covenants, agreements and provisions hereinafter contained, do hereby prescribe the terms and conditions of the Merger and the mode of carrying the same into effect as follows:

    FIRST:     Upon the terms hereof and pursuant to the Delaware General
Corporation Law ("DGCL"), at the Effective Time (as defined below), SPT and UPRR shall consummate the Merger pursuant to which (i) UPRR shall be merged with and into SPT, (ii) the separate corporate existence of UPRR shall thereupon cease, (iii) SPT shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (iv) the corporate existence of SPT with its properties, rights, privileges, powers and franchises shall continue unaffected by the Merger.

    SECOND:     Upon the Effective Time, the Certificate of Incorporation of
SPT in effect immediately prior to the Effective Time shall be amended in its entirety as set forth in Exhibit A hereto (the "Amended Certificate of Incorporation"), and the Amended Certificate of Incorporation shall be the certificate of incorporation for the Surviving Corporation. Pursuant to the Amended Certificate of Incorporation, the Surviving Corporation shall, among other things, (a) change its corporate name from "Southern

Pacific Transportation Company" to "Union Pacific Railroad Company", (b) be authorized to issue 9,200 shares of Common Stock, par value $10.00 per share ("New Common Stock"), (c) be authorized to issue 800 shares of Class A Stock, par value $10.00 per share ("New Class A Stock"), and (d) be authorized to issue 5,500 shares of Redeemable Preference Shares (Series A and B), with an initial par value of $10,000 per share (collectively, "New Preference Shares").

    THIRD:     The manner of converting the outstanding shares of the capital stock of the constituent corporations shall be as follows:

         (a) All of the shares of Common Stock, $10.00 par value per share, of UPRR ("UPRR Common Stock"), which shall be outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be changed and converted into 5,888 shares of New Common Stock. No other cash, shares, securities or obligations will be distributed or issued upon the conversion of the shares of UPRR Common Stock.

         (b) All of the shares of Class A Stock, $10.00 par value per share, of UPRR ("UPRR Class A Stock"), which shall be outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be changed and converted into 512 shares of New Class A Stock. No other cash, shares, securities or obligations will be distributed or issued upon the conversion of the shares of UPRR Class A Stock.

         (c) Each share of Redeemable Preference Shares (Series A and Series B), with an initial par value of $10,000 per share, of UPRR ("UPRR Preference Shares"), which shall be outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be changed and converted into one share of New Preference Shares (Series A or Series B, as applicable). No other cash, shares, securities or obligations will be distributed or issued upon the conversion of the UPRR Preference Shares.

         (d) All of the shares of Common Stock, no par value per share, of SPT ("SPT No-Par Common Stock"), which shall be outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be changed and converted into 1,242 shares of New Common Stock and 108 shares of New Class A Stock. No other cash, shares, securities or obligations will be distributed or issued upon the conversion of the shares of SPT No-Par Common Stock.

         (e) After the Effective Time, the shareholders of UPRR and the stockholders of SPT shall surrender all outstanding certificates representing shares of UPRR Common Stock, UPRR Class A Stock, UPRR Preference Shares and SPT No-Par Common Stock, and shall be entitled upon such surrender to receive the number of shares of New Common Stock, New Class A Stock and New Preference Shares on the basis provided herein. Until so surrendered, the outstanding certificates representing shares of UPRR Common Stock, UPRR Class A Stock, UPRR Preference Shares and SPT No-Par Common Stock, to be converted into New Common Stock, New Class A Stock or New Preference Shares as provided herein, may be treated by such holder and the Surviving Corporation for all corporate purposes as evidencing the ownership of shares of the Surviving Corporation as though said surrender and exchange had taken place.

    FOURTH:     The terms and conditions of the Merger are as follows:

         (a) The By-Laws of SPT as they shall exist immediately prior to the Effective Time shall, upon the Effective Time, be amended and restated in their entirety (the "Amended and Restated By-Laws"), and the Amended and Restated By-Laws shall be the by-laws of the Surviving Corporation until the same shall be altered, amended or repealed as therein provided.

         (b) Subject to the prior written consent of the sole stockholder and directors of SPT (as applicable), the directors and officers of SPT immediately prior to the Effective Time shall, upon the Effective Time, be removed from their respective offices, and the individuals currently serving as directors and/or officers of UPRR (as applicable) shall be elected to the same offices with SPT, such individuals to serve until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Amended Certificate of Incorporation and the Amended and Restated By-Laws.

         (c) The Merger shall become effective at 12:01 a.m. Eastern Standard Time on February 1, 1998 (the "Effective Time").

         (d) Upon the Merger becoming effective, all the property, rights, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of UPRR shall be transferred to and vested in and shall devolve upon SPT without further act or deed, and all property, rights, and every other interest of SPT and UPRR shall be as effectively the property of SPT as they were of SPT and UPRR, respectively. UPRR hereby agrees from time to time, as and when requested by SPT or by its successors or assigns, to execute and deliver or cause to be executed and delivered all such deeds and instruments and to take or cause to be taken such further or other action as SPT may deem necessary or desirable in order to vest in and confirm to SPT title to and possession of any property of UPRR acquired or to be acquired by reason of or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the proper officers and directors of UPRR and the proper officers and directors of SPT are fully authorized in the name of UPRR to take any and all such action.

         (e) Upon the Merger becoming effective, all obligations and liabilities of UPRR shall be assumed by SPT as if SPT itself had incurred them.

         (f)  The Merger shall have the effects set forth in the DGCL.

         (g) SPT shall maintain a registered agent in the State of Utah to accept service in any proceeding based on a cause of action arising with respect to UPRR in accordance with the provisions of Section 16-10a-1107(2) of the Utah Revised Business Corporation Act.

    FIFTH:     Anything herein or elsewhere to the contrary notwithstanding, this Agreement and Plan of Merger may be terminated and abandoned by the Board of Directors of either constituent corporation at any time prior to the date of filing the Certificate of Merger with the Secretary of State of the State of Delaware and the Articles of Merger with the Utah Division of Corporations and Commercial Code.